Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

pursuant to the

XETA TECHNOLOGIES, INC.

2004 OMNIBUS STOCK INCENTIVE PLAN

SUMMARY OF RESTRICTED STOCK AWARD

Employee Name (the “Employee”):	.

Date of Grant (“Date of Grant”):

No. of Restricted Shares Awarded:	.

The foregoing Restricted Stock award was granted by XETA Technologies, Inc. (the “Company”) on December 18, 2008 pursuant to its 2004 Omnibus Stock Incentive Plan as amended (the “Plan”), and is subject to all of the terms and conditions set forth in this Restricted Stock Award Agreement (this “Agreement”) and the Plan, all of which are deemed incorporated herein in their entirety as one single and fully integrated agreement.

TERMS OF AWARD

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Plan.

1.             Grant of Restricted Stock.  The Company hereby grants to Employee                                                (                ) restricted shares of the Company’s common stock, having a par value of $.001 per share (the “Restricted Stock”), effective as of the Date of Grant.  The Restricted Stock is granted pursuant to the Plan and is subject to the terms and provisions of this Agreement and the Plan as may be amended from time to time.

2.             Vesting of Restricted Stock.  The Restricted Stock shall vest in three equal annual installments as follows (so long as Employee continues to be employed with the Company as of the vesting date,):

Vesting Date	No. of Shares Vested

January 15, 2010

January 15, 2011

January 15, 2012

Provided that all conditions of this Agreement and the Plan have been satisfied, on each vesting date the restrictions of Section 3 shall lapse with respect to the quantity of Restricted Stock then vesting.

3.             Restrictions.        In addition to the restrictions provided for in the Plan, the Restricted Stock shall be subject to the following restrictions.

(a)           The Restricted Stock granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, whether voluntarily or involuntarily, by operation of law or otherwise, until the Restricted Stock becomes vested in accordance with Section 2 above.  Immediately upon any attempt to transfer the Restricted Stock prior to vesting of any rights hereunder, all unvested Restricted Stock shall be forfeited by the Employee.

(b)           If Employee’s employment with the Company is terminated by the Company without Cause, by Employee voluntarily, by reason of Employee’s death or retirement, or for any other reason other than “Cause” as that term is defined in the Plan, all unvested Restricted Stock will automatically be forfeited, together with any dividends paid on such unvested Restricted Stock, and all rights therein will revert and be transferred to and reacquired by the Company, unless the Committee, in its sole and absolute discretion, notifies the Employee otherwise within thirty (30) days following such termination.

(c)           If Employee’s employment with the Company is terminated by the Company for Cause, all unvested Restricted Stock will, automatically and immediately, be forfeited by Employee and transferred to the Company, together with any dividends that may have been paid on such shares.

4.             Rights as a Shareholder.  Subject to the restrictions contained in this Agreement, Employee shall have all of the rights of a shareholder of the Company, including the right to vote the Restricted Stock and the right to receive cash dividends thereon; provided that the Committee in its discretion may require that any dividends paid with respect to unvested Restricted Stock be held in escrow until all restrictions on such Restricted Stock have lapsed.

5.             Un-certificated Shares.    The Restricted Stock will be represented in book-entry form by the Company’s transfer agent pursuant to the direct registration system and will be evidenced by a direct registration statement.  In accordance with the Company’s bylaws, Employee has the option to request that the Company issue a physical stock certificate to Employee representing the Restricted Stock, after the Restricted Stock vests.  Any certificates representing and evidencing the Restricted Stock issued prior to vesting shall be endorsed with the following restrictive legend:

The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture provisions and restrictions against transfer) contained in the 2004 Omnibus Stock Incentive Plan of Xeta Technologies, Inc. and an Award Agreement entered into between the registered owner of such shares and Xeta Technologies, Inc. A copy of such Plan and Award Agreement is on file in the office of the Secretary of Xeta Technologies, Inc., 1814 West Tacoma Street, Broken Arrow, Oklahoma 74012.

6.             Tax Withholding Obligations.  In order to satisfy any withholding or similar tax requirements relating to the Restricted Stock, the Company has the right to deduct or withhold from any payroll or other payment to Employee, or require Employee to remit to the Company, an appropriate payment or other provision, which may include the withholding of Restricted Stock.

7.             Change in Control.  Upon the occurrence of a Change in Control of the Company, all unvested Restricted Stock shall immediately expire and be cancelled.

8.             No Right to Continued Employment.  Neither the grant of Restricted Stock nor this Agreement confers upon Employee any right to continued employment with the Company.

9.             Nature of Award and Registration of Stock.

(a)           The award of the Restricted Stock is voluntary and does not create any right on the part of Employee to receive future grants of any Incentive Awards under the Plan.  All decisions with respect to future grants of Incentive Awards, if any, will be at the sole discretion of the Company.

(b)           The Company has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of common stock subject to this Award.  The Company intends to maintain this registration statement but has no obligation to do so.  If the registration ceases to be effective, Employee will not be able to transfer or sell the vested Restricted Stock unless exemptions from registration under applicable securities laws are available. The Employee agrees that any resale by him or her of the Restricted Stock will comply in all respects with the requirements of all applicable securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended).

(c)           The Employee shall execute and deliver to the Company such written representations or other documentation, if any, as may be requested by the Company in order for it to comply with applicable requirements of federal and state securities laws, as well as any other applicable laws, rules or regulations.

10.          Miscellaneous.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Restricted Stock award.  In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern.  This Agreement shall be governed by the laws of the State of Oklahoma, without resort to that state’s conflict-of-laws rules.

EXECUTED in Broken Arrow, Oklahoma, on and as of the Effective Date.

XETA TECHNOLOGIES, INC.

Greg D. Forrest
Chief Executive Officer

ACKNOWLEDGEMENT OF EMPLOYEE:

The Employee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions hereof.  The Employee acknowledges receipt of the prospectus for the Plan dated                                    .

“Employee”

Signature